DISTRIBUTORSHIP AGREEMENT

BY AND BETWEEN

ROCKY MOUNTAIN HIGH BRANDS, INC.

("COMPANY")

AND

CJC LIVE MEDIA

("DISTRIBUTOR")

DISTRIBUTORSHIP AGREEMENT

THIS DISTRIBUTORSHIP AGREEMENT (hereinafter referred to as the "Agreement") is made and entered into by and between Rocky Mountain High Brands, Inc., a Nevada corporation, located at 9101 LBJ Freeway, Suite 200, Dallas, TX 75243 (the "Company"), and CJC Live Media, located at 3430 E. Flamingo Rd., Suite 100, Las Vegas NV 89121 (the "Distributor'').

W IT N E S S E T H:

WHEREAS, the Company is in the business of producing, canning, bottling, marketing and selling beverages and CBD products;

WHEREAS, the Company holds certain property rights, including, but not limited to, rights to trade names, trademarks, service marks, logos, formulas, patents and copyrights (hereafter referred to collectively as the "Trademarks"); and

WHEREAS, the Company and Distributor desire to enter into a distributorship agreement for the marketing, selling and distributing of certain Company products packaged in various containers under the Trademarks within the Territory hereinafter described; and

NOW THEREFORE, for and in consideration of the mutual agreements, covenants and obligations contained herein, and the performance thereof, the parties, intending to be legally bound, agree as follows:

I.

RIGHT TO SELL WITHIN THE TERRITORY

1.1         Grant of Right to Distributor. The Company grants to Distributor the exclusive right, subject to Section 1.3 hereof, in the Territory described in and attached hereto as Schedule "A" (the "Territory"), to sell those products in the containers listed and described in Schedule "B" hereto (the "Products"), it being understood and agreed that Distributor will be the only multi-level marketing business with which Company will contract .

1.2         Acceptance of Right to Distribute. Distributor hereby accepts the exclusive right to sell the Products within the Territory and agrees to exercise such rights in accordance with the terms of this Agreement. Distributor further agrees that it will use its best efforts to solicit, promote, increase or cause to be increased the sales of the Products in the Territory.

1.3         Exclusivity of Products. Distributor agrees that in order for this Agreement to become and remain effective, Distributor will not market, promote, sell or otherwise distribute in any manner whatsoever, any hemp-infused or CBD beverages or other CBD products related thereto, other than those of the Company.

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II.

TRADEMARKS

2.1       Ownership of Trademarks and Use Thereof by Distributor. Distributor acknowledges the Company's exclusive right, title and interest in and to the Trademarks. Distributor is only authorized to use point of sale (POS) items, banners, artwork, wearables and any other materials of any nature whatsoever containing, displaying or utilizing any of the Company's Trademarks, images or graphic artwork which are delivered by the Company to Distributor, at Distributor's cost. Distributor shall not create, develop, market or sell any of these items on their own without written permission from the Company.

2.2         Defense of Licensed Rights and Trademarks. Distributor agrees to timely notify the Company of any claim or action, or threatened claim or action, for infringement or alleged infringement of any Trademarks, patents or trade secrets made against it or the Company due to its exercise of any rights granted under this Agreement or activities of the Company undertaken in support of Distributor in the Territory. Distributor agrees to cooperate fully with the Company in any Trademark or patent infringement action by or against the Company.

2.3         Cessation of Use of Trademarks. Upon termination of this Agreement, Distributor shall immediately cease all use whatsoever of the Trademarks and shall not thereafter use the Trademarks or adopt any other designation similar to or which is likely to be confused with the Trademarks.

2.4         Compliance with Laws. Distributor shall comply with all applicable laws, regulations and ordinances pertaining to trademarks, at all times when using the Trademarks.

III.

ADVERTISING

3.1         Substance of Advertising. In its advertising, Distributor shall represent that it has the Products available for sale along with the other items and services that it offers, provided that it does not represent that it is the agent or representative of the Company. Distributor may display the Trademarks on its trucks or other equipment, the clothing worn by its employees, agents or representatives, and on any of its other property, but only consistent with 2.1 above. Any requests for variations of colors and graphics used by Distributor depicting the Trademarks or other intellectual property of the Company must be consistent with the styles and formats specified by the Company and must be approved by the Company in writing prior to use by Distributor.

3.2         Advertising Requirements/Restrictions. Distributor must have written Company approval all of its advertising, sales, marketing and promotional material in which any of the Products are mentioned. Distributors utilizing any of the Company Trademarks, must use the appropriate trademark notices, copyright notices and trademark designations. Distributor shall maintain a prominent "Website" advertisement and listing of the Products offered by it. The content of this website shall be subject to review and approval by the Company.

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3.3         Approval. Distributor agrees that all advertising and sales and promotional materials (hereinafter collectively referred to as "Advertising") in which any of the Products are mentioned and/or any of the Trademarks are used shall be subject to the prior written approval of the Company, said approval not to be unreasonably withheld.

3.4         Sales and Service Telephone Numbers. Distributor shall use and publicize to its customers the Distributor owned telephone number anywhere Distributor's customer sales and service telephone numbers are listed.

3.5       Websites. Distributor may utilize any information contained on the Company's proprietary Internet websites.

IV.

PRICING AND DELIVERY OF THE PRODUCTS

4.1        Supply of Products; Pricing. The Company will supply Distributor with the Products at the prices and on the payment terms listed on Schedule "B" or as otherwise may be mutually agreed between the Company and Distributor in writing. The Company may increase such prices upon sixty (60) days written notice to Distributor. The Company will use its commercially reasonable, good faith efforts to supply the Products in the quantities requested by Distributor and as promptly as commercially and reasonably practicable after an order is received from Distributor.

4.2       Ordering Procedures. Distributor shall submit to the Company firm purchase orders in accordance with Schedule "B" in advance of the delivery dates specified. A purchase order may be submitted and accepted in writing, by fax or by e-mail. All purchase orders shall specify the quantity and type of Product, the requested delivery date, the delivery point(s), and any other special instructions with regard to shipping, packaging or delivery. All purchase orders received by the Company shall constitute Distributor's binding commitment to purchase the quantity and type of Product set forth therein at the purchase price then in effect on the date the Company receives the purchase order.

4.3       Delivery. The Company will ship Product from any one of the Company's designated production facilities or warehouses. The Distributor agrees to reimburse the Company for all packing, handling and shipping costs incurred to ship product to Distributor’s designated customer or warehouse.

For business to business sales, title to the Products and risk of loss shall pass to the Distributor upon shipment from the Company's production facility or warehouse.

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For direct to consumer sales, the Company will produce and store Product for the Distributor based upon prepaid production orders received from the Distributor. Title to the Products and risk of loss shall pass to the Distributor upon completion of production. At the request of the Distributor, the Company agrees to segregate and store the Distributor’s finished Product until which time the Distributor notifies the Company to ship the Product to a consumer.

The Company is also available to provide customer fulfillment services to the Distributor. Such services, along with the related costs, would be provided for in a separate agreement between the Company and the Distributor.

4.4       Inspection of Products. Distributor will only be required to pay for the Products which are provided to Distributor free of defects at the time of pick up at Company's warehouse. Representatives of Distributor shall promptly and immediately inspect all containers for damage and shall not accept any containers that do not pass that inspection. The Company will either not charge Distributor for, or shall provide a credit to Distributor for, any damaged containers Distributor receives from the Company and which Distributor discovers to be damaged during its prompt inspection of such containers upon their receipt by Distributor. The Company shall not be responsible for, and Distributor shall indemnify, defend and hold the Company wholly harmless from, any damages, loss, claim, liability or expense of any customer of Distributor caused, in whole or in part, by a damaged container. The Products will be deemed received free of defects unless (i) any patent defects in the Products are noted on the delivery receipt at the time of delivery to Distributor and immediate written notice thereof is provided to the Company, or (ii) the Company is notified in writing or in any manner acceptable to the Company within thirty (30) days after delivery of any of the Products containing latent defects. The Company will not be responsible for damages occurring during shipment to the Distributor at Distributor's warehouse or during delivery by Distributor, at its customers' premises, during return from the Customer to Distributor, or during the return from Distributor to the Company.

4.5       Price Levels. The Company may from time to time suggest to Distributor the prices at which Products might be sold by Distributor to its customers. Such suggested retails are advisory only and non-binding on Distributor, and both the Company and Distributor acknowledge and agree that Distributor has sole, complete and absolute discretion to establish and maintain the prices at which it sells the Products to its customers. Distributor acknowledges its obligations to maximize its sales and selling efforts in the Territory as provided in Section 1.2 of this Agreement and further acknowledges that by setting its prices so as to be no longer competitive in the Territory, Distributor may thereby breach the terms of this Agreement.

4.6       Force Majeure. The failure by either Party to perform its obligations hereunder shall be completely excused, without liability to either Party, to the extent that such failure to perform results directly or indirectly from "acts of God" (including flood, fire or natural casualties); strikes, slowdowns or other labor disputes or shortages; civil unrest or sabotage; shortages of materials, transportation or supplies; direct or indirect acts, orders or regulations of any governmental body; or any other causes beyond the reasonable control of the Party.

4.7       Reporting. At reasonable intervals, not less frequently than quarterly, Distributor will provide to the Company information regarding Products sold, promotional activities or other information reasonably requested by the Company.

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V.

TAXES AND EXPENSES

5.1        Expenses, Charges, Fees and Taxes. Distributor will pay and discharge at its own expense any and all expenses, charges, fees and taxes arising out of or incidental to the carrying on of its business, including, without limiting the generality of the foregoing, all worker's compensation, unemployment insurance and social security taxes, sales, use, income, business and franchise taxes levied or assessed with respect to its business and/or employees, and Distributor will indemnify, defend and save harmless the Company against any and all claims for such expenses, charges, fees and taxes.

VI.

INSURANCE, WARRANTIES AND INDEMNIFICATION

6.1       Duty to Defend, Indemnify and Hold Harmless. Distributor agrees to indemnify, defend and hold harmless the Company, its officers, employees, agents and representatives from and against any and all claims, causes of action, damages, claims for damages, liability, loss, cost or expense, including reasonable attorneys' fees and expenses of litigation, arising out of or in any way related to performance of this Agreement by Distributor, except claims arising from the sole gross negligence of the Company.

Without limiting the foregoing, Distributor agrees to indemnify, defend and hold harmless the Company, its officers, agents, employees and representatives from any and all such claims, including but not limited to claims for property damage, bodily injury, loss of consortium, emotional distress or death, whether sustained or alleged to have been sustained by Distributor's employees, the Company's employees or any other person or entity, and including but not limited to claims, injuries or damages caused or alleged to be caused in whole or in part by the negligence, gross negligence or willful act or omission of Distributor or anyone for whose acts Distributor may be liable or legally responsible. Distributor also agrees to indemnify, defend and hold harmless the Company, its officers, employees, agents and representatives from any and all such claims, whether or not they arise from or are alleged to be caused in part by the negligence or gross negligence of the Company, its agents, officers, employees, or representatives. However, Distributor shall not be obligated to indemnify the Company against any claim arising from the sole gross negligence of the Company.

The foregoing indemnity, defense and hold harmless obligations shall apply to all such claims, losses or liabilities, whether such claims arise from Products acquired by Distributor from the Company prior to the execution of this Agreement or subsequent thereto.

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6.2       Insurance Coverage. Distributor further agrees to procure and maintain, at its sole cost and expense from an insurance carrier reasonably acceptable to the Company, Comprehensive General Liability Insurance and Automobile Liability Insurance, all in conformance with the requirements of this Agreement.

The Company shall be named as an additional insured on each of the above-listed policies. Distributor shall provide the Company certificates of insurance evidencing the existence and maintenance of each of these policies and the fact that the Company is afforded insurance coverage as an additional insured under each of the policies specified above.

Distributor's failure to provide said certificates of insurance, and the Company's failure to insist that such certificates be furnished to it, shall not relieve Distributor of its obligation to procure insurance as required herein.

The insurance required by this Section shall specifically include and provide contractual liability insurance covering Distributor's obligations under the indemnity provisions of this Agreement as set forth in Section 8.1 above. Said insurance shall provide primary coverage to the Company, and any other insurance which may be available to the Company for any claim, loss or liability encompassed by this Agreement shall be excess over the insurance required by this Section.

Distributor's Comprehensive General Liability and Automobile Liability Insurance shall be written with combined single limits of liability not less than $1,000,000.00.

All insurance policies shall contain a provision that the coverages afforded thereunder shall not be canceled or not renewed, nor restrictive modifications added, until at least thirty (30) days after prior written notice has been given the Company.

In the event Distributor fails to obtain or maintain any insurance coverage required under this Agreement, the Company may at its option purchase such coverage and charge the expense thereof to Distributor or terminate this Agreement.

6.3       Limitations of Distributor's Remedies. Distributor's sole and exclusive remedy against the Company for defective Products or deficient services, as the case may be, shall be, at the option of the Company, the replacement thereof or a credit to Distributor's account for the cost thereof. Distributor's remedy for any breach by the Company of this Agreement or arising under or in connection with this Agreement or for any action taken or not taken by the Company in connection herewith or conduct relating thereto, under contract, tort or any other legal theory, shall not include, under any circumstance, any special, indirect, exemplary, punitive, incidental or consequential damages nor lost profits, lost revenues or lost opportunity costs.

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VII.

DEFAULT

7.1         Events of Default. Distributor shall be deemed to be in default of the terms of this Agreement if any one of the following events ("Events of Default”) occur:

(a)	Distributor attempts to dispose, assign or sub-license the rights, privileges and obligations created by this Agreement;
(b)	Distributor violates any of the terms and conditions of this Agreement;
(c)	Majority ownership of Distributor changes;
(d)	Distributor shall file a voluntary petition in bankruptcy or take the benefit of any insolvency act or be dissolved or adjudicated bankrupt or if a receiver shall be appointed for Distributor's business or its assets and the appointment of such receiver is not vacated within thirty (30) days after such appointment, or if Distributor shall make an assignment for the benefit of its creditors, or if the interest of Distributor passes by operation of law to any person or entity other than Distributor;
(e)	Distributor becomes insolvent, regardless of how said insolvency may be evidenced;
(f)	Distributor fails to pay the Company for the Products as defined in Schedule “B”;
(g)	Distributor fails to purchase Products within 30 business days of the signing of this Agreement, Company may immediately Terminate this Agreement with no cure period needed; or

(h)	Distributor fails to achieve Volume Objectives.

7.2         Remedies. Upon the occurrence of an Event of Default, the Company may give written notice to Distributor demanding that the condition of default be cured within ten (10) calendar days and, if not so cured, the Company, in addition to any other rights or remedies it may have, may do any one or more of the following:

(a)	Commence a collection action to recover all sums of money due, reserving the right to recover for such other sums of money which may become due under this Agreement or otherwise;
(b)	Commence an action to specifically enforce its rights under this Agreement; or
(c)	Immediately terminate this Agreement.

7.3         Remedies Cumulative. All rights and remedies granted under this Agreement shall be cumulative, and resort by the Company to any one remedy provided for hereunder shall not exclude or prevent the Company from pursuing any other rights and remedies provided under this Agreement or by law.

7.4         Attorneys' Fees. If the Company or Distributor brings an action to enforce or assert any right granted pursuant to this Agreement and is successful in such action, the unsuccessful party shall pay all reasonable costs and expenses, including reasonable attorneys' fees, incurred by the successful party in exercising its rights and remedies hereunder.

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VIII.

TERM

8.1          Term. This Agreement shall commence on the date of its execution and shall continue in full force and effect for a period of one (1) year thereafter, (the "Primary Term"), unless sooner canceled or terminated as provided in this Agreement. At the end of the Primary Term, and at the end of each year thereafter (each such year being a "Renewal Term"), this Agreement shall be automatically renewed for a successive one-year period provided the Distributor has complied with all terms and conditions of this Agreement. Notwithstanding anything contained herein to the contrary, either party may terminate this Agreement at any time by written notice to the other party provided a minimum of thirty (30) days' notice, or earlier if specifically stated herein.

IX.

ASSIGNMENT

9.1         Assignment. This Agreement is personal as to the Company and Distributor. The rights, duties and obligations pursuant to this Agreement cannot be transferred, assigned, pledged, made subject to a security interest, or otherwise disposed of by either the Company or Distributor in whole or in part.

X.

MISCELLANEOUS

10.1       Purchase Orders Invoices. Company requires payment in full in advance of shipment, with the Distributor being responsible for freight costs and liability at Company’s shipping dock.

10.2      Notice. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered by hand (with written confirmation of receipt), (b) three (3) days after being deposited in the mails, if sent by certified mail, with return receipt requested, (c) upon confirmed receipt, if sent by facsimile transmission during normal business hours of the receiving party on a business day, (d) one (1) day after sending, if sent by a nationally recognized overnight delivery service (receipt requested) specifying next day delivery, or (e) same day if sent via e-mail, in each case to the appropriate addresses or telecopy numbers set forth on the signature page hereto (or to such other addresses or telecopy number as a party may designate by notice to the other parties).

10.3      No Partnership, Joint Venture, Franchise, Employer/Employee Relationship. It is understood and agreed that Distributor is an independent contractor, and this Agreement and the relationship created hereby shall not be considered to be a partnership, joint venture, franchise, or an employer/employee relationship, and neither the Company nor Distributor shall have the right or authority to represent the other in any capacity or to transact any business or incur any obligations, contractual or otherwise for, in the name of, or on behalf of the other, unless otherwise authorized to do so in writing. The relationship between the Company and Distributor shall be that of supplier and purchaser.

10.4      Authority to Enter into Agreement. The Company and Distributor affirm that they are validly constituted corporate entities with full right, power and authority to enter into this Agreement and to perform their respective obligations hereunder.

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10.5      Waivers. No failure or delay on the part of the Company or Distributor to exercise any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under this Agreement. No amendment, modification or waiver of any provision of this Agreement shall be effective unless the same shall be in writing signed by the Company and Distributor.

10.6      Governing Law and Jurisdiction. This Agreement shall be governed and interpreted in accordance with the laws of the State of Texas. Distributor hereby consents to service of process in, and to the sole and exclusive jurisdiction of the state or federal courts of Dallas County, Texas with respect to any disputes of any nature whatsoever which may arise between the Company and Distributor relating to the rights and obligations under this Agreement.

10.7      Confidentiality. During the Primary Term and any Renewal Term and for the three (3) year period following the termination hereof for any reason, the parties hereto shall keep the terms and conditions of this Agreement, the transactions contemplated hereby, and either party's records, books, data and other confidential information concerning the Products, either party's accounts, employees, client development (including customer and prospect lists), sales activities and procedures, promotional and marketing techniques, pricing, marketing or business plans and strategies, financing, development and expansion plans and credit and financial data concerning customers and suppliers and all other business information involving either party (all collectively, the "Confidential Information") strictly confidential, and neither the Company nor Distributor will make, or cause or permit to be made, any disclosure of any such Confidential Information to any person (it being understood, however, that in any event such Confidential Information may be disclosed on a confidential basis to the parties' respective employees and professional advisers who have a need to know such information).

10.8      Entire Agreement. This Agreement, which incorporates herein by reference Schedules "A" and "B", constitutes the entire, complete and exclusive statement of the terms of the agreement between the parties with respect to the subject matter hereof and supersedes and cancels any prior agreements, understandings, covenants, promises, assurances, course of dealing or performance, representations, warranties, or communications, whether oral or written, between the parties hereto. No covenant, term, provision, representation or agreement not expressly contained herein shall be implied as a matter of law, interpretation, coarse of performance or conduct of the parties. Neither this Agreement nor any provision hereof may be amended, waived or modified except by written instrument signed after the date hereof by all parties hereto and expressly stating therein that such instrument is intended as an amendment, modification or waiver hereof.

10.9 Severability. If any terms or provisions of this Agreement are deemed to be invalid or unenforceable, such determination shall not affect the validity or enforceability of the remaining terms and provisions hereof.

10.10       Benefited Parties. This Agreement shall be binding upon and inure to the benefit of any permitted purchasers, successors or assigns of the Company and Distributor.

10.11 Assignment to RMHB Sub. Each Party hereby agrees that RMHB may, at any time following the Effective Date, assign all of its rights and obligations under this Agreement to a wholly-owned subsidiary of RMHB.

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IN WITNESS WHEREOF, this Agreement has been executed on this 31st day of October, 2018.

THE COMPANY

Rocky Mountain High Brands, Inc.

By: /s/ Michael Welch

Print Name: Michael Welch

Its: President/CEO

Address:

Rocky Mountain High Brands, Inc.

9101 LBJ Freeway, Suite 200

Dallas, TX 75243

972-833-1585

michael@rockymountainhighbrands.com

DISTRIBUTOR

CJC Live Media

By: /s/ John Rustin

Print Name: John Rustin

Its: Founder

Address:

CJC Live Media

3430 E. Flamingo Road, Suite 100

Las Vegas, NV 89121

(714)815-7187

john@johnwrustin.com

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SCHEDULE A

TERRITORY GRANTED

The Territory set forth for this Agreement is the CJC Live Media Multi Network. The Territory further is exclusive as to all multi-level marketing businesses.

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SCHEDULE B

PRODUCTS AND PRICES

Products and prices as set forth in a certain email and attachments from David M. Seeberger to John W. Rustin on October 19, 2019.

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